Exhibit 99.1

ANALOG DEVICES COMPLETES SALE OF MICROPHONE PRODUCT LINE TO INVENSENSE

NORWOOD, Massachusetts - Analog Devices, Inc. (NASDAQ: ADI) today announced that it has completed the previously-announced sale of the assets of its microphone product line to InvenSense, Inc. (NYSE: INVN). The total cash consideration of $100 million paid to ADI includes the purchase price for the acquired assets related to analog and digital output microphones, as well as certain support operations. ADI will record a one-time gain in the fourth quarter of fiscal year 2013 related to this transaction.

The divestiture allows ADI to further focus on high performance inertial sensors to serve the high growth opportunities in automotive, industrial, and healthcare applications.

Additional amounts will be payable to ADI over the next twelve months upon the achievement of certain revenue milestones by InvenSense based on microphone sales.

About Analog Devices
Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is included in the S&P 500 Index.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address a variety of subjects including, for example: the potential payment to ADI of additional amounts based on revenue from sales by InvenSense of microphones; the expected benefits of the transaction to ADI; and ADI’s future business strategy. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: ADI may not receive all or any part of the additional consideration; the transaction may involve unexpected costs, thereby reducing the net proceeds to ADI; the expected benefits of the transaction may not be achieved in a timely manner, or at all; and disruption from the transaction may adversely affect relationships with customers, suppliers or employees. For detailed information about factors that could cause ADI’s actual results to differ materially from those described in the forward-looking statements, please refer to ADI’s filings with the Securities and Exchange Commission, including ADI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.